[LETTERHEAD]


                                                                December 7, 1995

Mr. Roy Henderson
The Bank of California
400 California Street
San Francisco, California  94104

         Re:  Change of Control Agreement

Dear Roy:

         I am pleased that you have decided to become part of the management team of the new bank. As we discussed earlier, I know that your experience and unique talents will assist us in successfully meeting the challenges of the merger and the creation of Union Bank of California ("UBOC").

         I have received your letter of September 21, 1995 regarding the terms you would like to have included as part of your employment relationship with UBOC. By this letter, I wanted to memorialize the essential parts of the agreement we reached regarding your future employment with The Bank of California and UBOC. I expect you keep the information contained in this letter STRICTLY CONFIDENTIAL.

         1. TITLE. Your title will be Vice Chairman and, at UBOC, you will report to me. We would also like you to be a member of the Executive Management Committee of UBOC.

         2. JOB RESPONSIBILITIES. As a Vice Chairman of UBOC, you will focus on the Trust, Investment, and Private Banking areas. We will expect you to establish a synergy between the retail and small business banking areas that Mr. Hartnack is expected to manage and with the middle market banking area which Mr. Walker is expected to manage.

         3. COMPENSATION THROUGH APRIL, 1996. Your base salary will remain the same until your next regularly scheduled increase on April 1. At that time you will be

Mr. Roy Henderson
December 7, 1995                                                          Page 2


considered for a merit increase based on your performance. Short term and long term incentives for the current year will be paid in accordance with the terms of the existing plan. A new competitive short term and long term plan for UBOC will be introduced in 1996. Your benefits will remain the same until the merger date.

         4. TERMINATION. As an officer of The Bank of California and, after the merger, you will be subject to the dismissal provisions of the National Bank Act. This means that the Bank can terminate your employment at any time, with or without cause. We have agreed that the vote by the Boards of Directors on September 27, 1995 approving the merger between Union Bank and BanCal Tri-State Corporation shall be considered a change in control sufficient to trigger that clause of your contract executed by you on August 13, 1993. Therefore, in the event that your employment is terminated by you or the Bank before September 27, 1997, the termination will be treated as a Qualifying Event under your August 13, 1993 contract, and you will receive severance payments pursuant thereto.
If the Bank terminates your employment at any time for willful misconduct or gross negligence, you will be entitled only to your regular compensation through the date of your termination.

         5. UBOC'S EMPLOYMENT CONTRACT. UBOC will offer you a new employment contract, which will supersede your August 13, 1993 contract with The Bank of California referenced above. You have requested and I have agreed that your new employment contract will be consistent in terms of benefits and duration with the employment agreements offered to other Vice Chairman of UBOC, except that through September 27, 1997 the parachute provision described in paragraph 4. above will be in effect.

         If the terms proposed in this letter accurately represent the essential terms of the agreement we have reached, please sign the letter in the place indicated and return it to me.

Mr. Roy Henderson
December 7, 1995                                                          Page 3


         I want to thank you for your continued support and assistance during this time of transition and change. I am looking forward to working with you as we move into the merger and the formation of a strong quality bank.

                                       Very truly yours,

                                       /s/ H. Nozawa
                                       ----------------


Accepted:

/s/ Roy A. Henderson                       12/28/95
--------------------------             ----------------
Name                                   Date